Exhibit 10.1

September 6, 2006

Gary W. Boyd
6601 Castle Pines Dr.
Plano, Texas 75093

Re: Agreement to provide transition and other necessary advisory services

Dear Mr. Boyd:

This letter sets forth our understanding of your agreement to provide services to Ascendant Solutions, Inc. and its subsidiaries (the “Company”) in the transition from your role as CFO of the Company to your new position with the Company’s affiliate, CLB Partners, Ltd. You have agreed to the following:

1.	Provide transfer of all files, work materials, computer programs and other information necessary for the Company’s new CFO to adequately perform his job functions.
2.	Be available to answer questions and as necessary, provide onsite or detailed explanations to the new CFO for any required tasks that he may perform.
3.	Assist with the preparation and/or review of SEC filings including but not limited to conversion to HTML and transmission to the SEC of all filings.
4.	Assist with transition of quarterly reviews by the Company’s auditors and the year end audit process to the new CFO.
5.	As needed, fulfill any other requests in the transition of your position to the new CFO.
6.	Be available to answer any questions I might have.

In exchange for your services outlined above, the Company’s Board of Directors has elected to vest 43,334 shares (See table below) of previously unvested restricted stock held by you.

Original Grant Date	No. of Shares	Original Vest Date
October 18, 2004	16,667	October 18, 2006
May 24, 2006	3,334	May 24, 2007
October 18, 2004	16,667	October 18, 2007
May 24, 2006	3,334	May 24, 2008
May 24, 2006	3,333	May 24, 2009

If you are in agreement with the foregoing, please sign and date in the space below.

Sincerely,

/s/ David E. Bowe

David E. Bowe
President & CEO

ACCEPTED & AGREED:

/s/ Gary W. Boyd	9-6-06
Gary W. Boyd	Date